EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-4 (Amendment #1) of our report dated December 29, 2009 with respect to the audited consolidated financial statements of El Capitan Precious Metals, Inc. for the years ended September 30, 2009 and 2008 and our report dated November 2, 2010 with respect to the audited consolidated financial statements of Gold & Minerals Company, Inc. for the years ended December 31, 2009 and 2008.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

November 10, 2010